Exhibit 99.3

February 12, 2003

Dear Shareholder:

As you will recall, our board of directors has undertaken a four-month review of the company’s strategic alternatives with assistance from financial advisor, Goldman, Sachs & Co. After completing this careful review, the board has concluded that aggressively pursuing our strategic restructuring plan is in the best interest of the company and its shareholders. We have enclosed our letter to employees and a copy of the company’s press release announcing the decision of Fisher’s Board of Directors that also includes Fisher’s fourth quarter and year-end 2002 results.

We greatly appreciate your patience during the review of strategic alternatives and your continued support.

Sincerely,

Donald G. Graham, Jr. Chairman of the Board	William W. Krippaehne Jr. President & CEO